UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 Amendment No. 1

                               LINC CAPITAL, INC.

                                (Name of Issuer)

                                  COMMON STOCK

                         (Title of Class of Securities)

                                    501942106

                                 (CUSIP Number)

                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. ..501942106..................

      1.  Names of Reporting Persons.     Northaven Management, Inc.
I.R.S. Identification  Nos. of above persons (entities only).  13-3811355
 ...............................................................................

      2.  Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) .................................................................

          (b) .................................................................

      3.  SEC Use Only ........................................................

      4.  Citizenship or Place of Organization  ...New York....................


Number of        5.  Sole Voting Power ...229,000 shares.......................
Shares Bene-
ficially         6.  Shared Voting Power .....0................................
Owned by Each
Reporting        7.  Sole Dispositive Power ....229,000 shares.................
Person With:

                 8.  Shared Dispositive Power ....0.............................

      9.  Aggregate Amount Beneficially Owned by Each Reporting Person ..229,000
          shares................................................................

      10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)..................................................

      11.  Percent of Class Represented by Amount in Row (11)   4.35%..........

      12.  Type of Reporting Person (See Instructions) CO

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

Item 1.

         (a)      Name of Issuer:                 LINC CAPITAL, INC.

         (b)      Address of Issuer's             303 East Wacker Drive
                  Principal Executive             Suite 1000
                  Offices:                        Chicago, Illinois 60601

Item 2.

         (a)      Name of Person Filing:          Northaven Management, Inc.

         (b)      Address of Principal            237 Park Avenue
                  Business Office:                New York, NY 10017

         (c)      Citizenship:                    New York corporation

         (d)      Title of Class of

                  Securities:                     Common Stock of the Issuer

         (e)      CUSIP Number:                   501942106

Item 3. Not applicable as this Schedule 13G is being filed pursuant to ss.240.13d-1(c).

Item 4.           See lines 5, 6, 7, 8, 9, and 11 on page 2 of this
                  Schedule 13G.

Item 5.           Ownership of five Percent or less of a class.

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Items 6 thru 9.   Not applicable

Item 10.          Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 10, 2000

                                        NORTHAVEN MANAGEMENT, INC.

                                        BY: /s/ Richard H. Brown
                                            ----------------------------
                                            Name:  Richard H. Brown
                                            Title: President